EXHIBIT 3.7


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ELITE FLIGHT SOLUTIONS, INC.,
                             A DELAWARE CORPORATION


         The undersigned, in order to amend its Certificate of Incorporation, DOES HEREY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Elite Flight Solutions, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended by changing the first paragraph of Article IV so that, as amended, the first paragraph of Article IV shall be and read as follows:

                         ARTICLE IV - AUTHORIZED SHARES

         The Corporation shall have the authority to issue Two Billion (2,000,000,000) shares of Common Stock, $.001 par value per share and Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share. The Board of Directors is expressly vested with the authority to determine and establish, from time to time, by duly adopted resolution, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock.

         SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a written consent of the holders of outstanding shares of voting capital stock, having no less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, was substituted for a meeting of stockholders in accordance with Sections 222 and 228 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of this amendment.


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IN WITNESS WHEREOF,  the undersigned has caused this certificate to be signed by
Gregory Love, an Authorized Officer, this 25th day of November, 2003.


                                    ELITE FLIGHT SOLUTIONS, INC.

                                    By: /s/ Gregory Love
                                        ------------------------------------
                                        Gregory Love

                                    Name and Title:  Gregory Love, President